UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2011

TRANSATLANTIC PETROLEUM LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-34574	None
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Akmerkez B Blok Kat 5-6 Nisbetiye Caddesi 34330 Etiler, Istanbul, Turkey		None
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: +90 212 317 25 00

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Amendment and Waiver. On August 9, 2011, Amity Oil International Pty. Limited (“Amity”), DMLP, Ltd., Petrogas Petrol Gaz ve Petrokimya Ürünleri Inşaat Sanayi ve Ticaret A.Ş. (“Petrogas”), Talon Exploration, Ltd. TransAtlantic Exploration Mediterranean International Pty. Ltd. and TransAtlantic Turkey, Ltd. (collectively, the “Borrowers”), and TransAtlantic Petroleum (USA) Corp., TransAtlantic Worldwide, Ltd. and TransAtlantic Petroleum Ltd. (the “Company”), entered into an Amendment No. 1 (the “Amendment”) to that certain Amended and Restated Credit Agreement (the “Amended and Restated Credit Facility”) with Standard Bank Plc (“Standard Bank”), as administrative agent and as collateral agent. Each of the Borrowers is a wholly owned subsidiary of the Company.

The Amendment is effective as of August 4, 2011, and the initial borrowing base under the Amended and Restated Credit Facility was increased to $95.0 million on August 4, 2011.

Amendment Provisions. The Amendment amends Sections 3.1, 7.17(a), 7.17(b), 7.17(c), 7.17(d) and 7.17(e) of the Amended and Restated Credit Facility.

Borrowing Base. Prior to the Amendment, Section 3.1 of the Amended and Restated Credit Facility provided that the initial borrowing base would increase to $95.0 million upon the joinder of Amity. The Amendment modifies Section 3.1 to provide that the initial borrowing base would increase to $95.0 million upon the joinder of Amity, subject to the absence of any event that could reasonably be expected to (a) cause a downward redetermination of the borrowing base on September 30, 2011, or (b) cause the borrowing base on October 1, 2011 to be significantly different from the borrowing base on the immediately following calculation date.

Natural Gas Wholesale License. Prior to the Amendment, Section 7.17(a) of the Amended and Restated Credit Facility required the Borrowers to ensure that Petrogas obtained a natural gas wholesale license no later than June 30, 2011. The Amendment modifies Section 7.17(a) to require Petrogas to deliver a copy of the natural gas wholesale license to Standard Bank promptly following its publication.

Joinder of Amity. Prior to the Amendment, Section 7.17(b) of the Amended and Restated Credit Facility required Amity to undertake certain procedures and the collateral agent to receive certain transfer documentation for Amity to become a party to the Amended and Restated Credit Facility no later than 30 days following the closing date and Section 7.17(c) of the Amended and Restated Credit Facility required Amity to execute a joinder agreement and related documents to become a party to the Amended and Restated Credit Facility no later than 14 days after Amity had given notice of a resolution passed by its shareholders. The Amendment extends the compliance date in Sections 7.17(b) and (c) to no later than July 31, 2011.

EMRA Approval. Prior to the Amendment, Section 7.17(d) of the Amended and Restated Credit Facility required the consent of the Energy Market Regulatory Authority of the Republic of Turkey to the assignment by Amity and Petrogas of their receivables no later than 90 days after the closing date. The Amendment extends the compliance date in Section 7.17(d) to no later than August 31, 2011.

Commercial Enterprise Agreement. Prior to the Amendment, Section 7.17(e) of the Amended and Restated Credit Facility required Amity and Petrogas to execute a certain commercial enterprise agreement no later than 90 days after the closing date. The Amendment extends the compliance date in Section 7.17(e) to no later than August 31, 2011.

Waiver Provisions. Pursuant to the Amendment, the lenders waived the requirements previously contained under Sections 7.17(a), 7.17(b) and 7.17(c) of the Amended and Restated Credit Facility, and any defaults or events of default that may have arisen thereunder. The lenders waived the requirements under: (i) Section 7.17(a) for Petrogas to obtain a natural gas wholesale license by June 30,

2011; (ii) Section 7.17(b) for Amity to undertake certain procedures to become a party to the Amended and Restated Credit Facility no later than 30 days after the closing date and (iii) Section 7.17(c) for Amity to execute and deliver a joinder agreement and related documents to become a party to the Amended and Restated Credit Facility no later than 30 days after the closing date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 11, 2011

TRANSATLANTIC PETROLEUM LTD.

By:	/s/ Jeffrey S. Mecom
Jeffrey S. Mecom
Vice President and Corporate Secretary